Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:                                                CONTACT:
J. Brad McGee                                           Jay W. Thomas
Tyco International (US) Inc.                            AFC Cable Systems, Inc.
Senior Vice President                                   Director of Marketing
(603) 778-9700                                          (508) 998-1131


             AFC CABLE AND TYCO FIX EXCHANGE RATIO FOR THEIR PENDING
-------------------------------------------------------------------------------
                                  MERGER AT 1:1

         Hamilton, Bermuda and Providence, RI, November 18, 1999 - Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC), a diversified manufacturing and service company, and AFC Cable Systems, Inc. (NASDAQ-AFCX) a manufacturer of prewired armor cable, announced today that they have agreed to an exchange ratio for their pending merger pursuant to which AFC Cable shareholders will receive one Tyco common share for each share of the approximately 12.8 million shares of AFC Cable shares outstanding.

         Pursuant to the terms of the merger agreement, AFC Cable had the right to cause Tyco to proceed with the merger if AFC Cable agreed to an exchange ratio of 0.987 Tyco common shares for each share of AFC Cable. Tyco had the right to cause AFC Cable to proceed with the merger if Tyco agreed to an exchange ratio of 1.04466 Tyco common shares for each share of AFC Cable. The two companies mutually agreed today to proceed with the transaction on the basis of a one-for-one exchange ratio. The closing price today for Tyco common shares on the New York Stock Exchange was $44.875. AFC Cable shareholders will vote on the merger at a meeting scheduled for November 22, 1999.

         "AFC Cable provides an excellent range of products that complement our Allied Tube & Conduit electrical products," said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "The combination of AFC Cable's offerings with Allied's electrical conduit, our steel support products and cable tray products will greatly enhance our value to electrical distributors. This acquisition, which will be immediately accretive to earnings, will also enhance our presence in the fast-growing do-it-yourself market."

         Ralph Pappito, Chairman and Chief Executive Officer of AFC Cable, said, "This transaction provides exceptional value for shareholders of AFC Cable and allows our shareholders to participate in the future growth of Tyco. Our management team is very excited by the opportunities the combination with Tyco presents for both companies and our customers."

         AFC Cable, with annual revenues of approximately $275 million, is a leader in the design, manufacturer and supply of prewired armor cable, flexible conduit, modular wiring systems and electrical fittings used in a wide range of electrical, voice and data distribution products.

         Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer and servicer of electrical and electronic components and undersea telecommunications systems, the world's largest manufacturer, installer, and provider of fire protection systems and electronic security services, has strong leadership positions in disposable medical products, plastics, and adhesives, and is the largest manufacturer of flow control valves. The Company operates in more than 80 countries around the world and has expected fiscal 2000 revenues in excess of $25 billion.


FORWARD LOOKING INFORMATION

         Comments in this release concerning the impact on earnings from the AFC Cable acquisition, market growth and expected fiscal 2000 revenue are forward-looking statements, which are based on management's good faith expectations and belief concerning future developments. Actual results may materially differ from these expectations as a result of many factors, relevant examples of which are set forth in the "Management Discussion and Analysis" section of the Company's 1998 Annual Report to Shareholders, the Company's 1998 Annual Report on Form 10-K, and the Company's Current Report on Form 8-K filed on June 3, 1999

                                      # # #

111899 513